Dated May 8, 2008
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	May 8, 2008
Settlement Date (Original Issue Date):	May 22, 2008
Maturity Date:	May 22, 2013
Principal Amount:	US$ 400,000,000
Price to Public (Issue Price):	99.86159%
Underwriter,s Commission:	0.15000%
All-In Price:	99.71159%
Net Proceeds to Issuer	US$ 398,846,360
Interest Rate Basis:	LIBOR, as determined by Reuters
Index Currency:	U.S. Dollars
Coupon:	3m LIBOR +90
Reoffer Spread:	3m LIBOR +93
Index Maturity:	Three Months
Index Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on each February 22, May 22, August 22, and November 22, commencing August 22, 2008 and ending on the Maturity Date
Initial Interest Rate:	To be determined two London Business days prior to the Original Issue Date
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date
Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
Call Dates (if any):	N/A
Call Notice Period:	N/A
Put Dates (if any):	N/A
Put Notice Period:	N/A
CUSIP:	36962G4A9

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Filed Pursuant to Rule 433
Dated May 8, 2008
Registration Statement: No. 333-132807

Plan of Distribution:

The Notes are being purchased by the underwriter listed below (the "Underwriter"), as principal, at 99.86159% of the aggregate principal amount less an underwriting discount equal to 0.15% of the principal amount of the Notes.

Institution Lead Manager:	Commitment
Goldman, Sachs & Co.	$ 400,000,000

Total	$ 400,000,000

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

Settlement

It is expected that delivery of the notes will be made against payment therefor on or about the date specified above in this term sheet, which will be the tenth business day following the date of pricing of the notes (such settlement code being herein referred to as "T + 10"). Under SEC Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next six succeeding business days will be required, by virtue of the fact that the notes initially will settle T + 10, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing or the next six succeeding business days should consult their own advisor.

General

At March 31, 2008, the Company had outstanding indebtedness totaling $530.57 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 31, 2008, excluding subordinated notes payable after one year, was equal to $519.13 billion.

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Filed Pursuant to Rule 433
Dated May 8, 2008
Registration Statement: No. 333-132807

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,					Quarter Ended March 31, 2008
2003	2004	2005	2006	2007
1.73	1.83	1.67	1.63	1.56	1.41

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526, or Investor Communications of the issuer at 1-203-357-3950.